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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the following with respect to the Registration Statement on Form N-14 (File No. 333-00629) under the Securities Act of 1933 of the Warburg, Pincus Balanced Fund, Inc., with respect to the transfer of substantially all assets and liabilities of the Warburg, Pincus Balanced Fund, a portfolio of The RBB Fund, Inc.

         1. The incorporation by reference of our report dated October 16, 1995 into this Combined Prospectus/Proxy Statement of the Warburg, Pincus Balanced Fund.

         2.       The  reference  to  our  Firm  under  the  heading  "Financial
                  Statements  and  Experts"  in  the   aforementioned   Combined
                  Prospectus/Proxy  Statement  of the Warburg,  Pincus
                  Balanced Fund.



/s/ Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 5, 1996